CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 41 to the Registration Statement on Form N-4, No. 333-91691 of RiverSource® RAVA 5 Advantage® Variable Annuity /RAVA 5 Select® Variable Annuity /RAVA 5 Access® Variable Annuity (Offered for contract applications signed prior to April 30, 2012) of our report dated April 17, 2014 relating to the financial statements of RiverSource Life Insurance Co. of New York, and our report dated April 21, 2014 relating to the financial statements for RiverSource of New York Variable Annuity Account, which appear in Post-Effective Amendment No. 5 to the Registration Statement on Form N-4, No. 333-179335. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 4, 2014